April 2020 Earnings Release Supplemental Information COVID-19

CRE Loans C&I Loans % Total Portfolios at Risk: Outstanding Outstanding Loans Accommodation $267 million $25 million and Food Service 2.4% Oil & Gas --- $297 million 2.4% Retail Trade $45 million $18 million .5% Arts, Entertainment $35 million $41 million & Recreation .6% Health Care $135 million $51 million 1.5% Conducting ongoing reviews of portfolio and monitoring for potential credit impacts from COVID-19.

Ready to Help Small Businesses and Individuals: WaFd has approved Paycheck Protection 4,500 Applications have been $475 Million, with another Program (PPP) processed $225 Million application in process Available up to $200,000 and are Offering nearly 1,000 Small Business Lifeline interest free for the first 90 days small business lines of credit Offered at no cost. We are also Allowing homeowners offering quick refinance programs Mortgage to defer their payments so borrowers can lower their Assistance Programs for 3 months monthly payments 100 or 2.1% 1,000 or 4.5% Processing Payment Commercial deferral requests for up Consumer mortgage Deferral Requests to 6 months deferrals for up to 3 months

Capital Management 1) Bank is very well capitalized with TCE + ALLL to TCA ratio at 10.63%, which would rank us as the 24th best capitalized publicly traded bank in the United States 2) Current Cash Dividend is at $0.22 per quarter which is a 45% payout ratio of the current quarter’s earnings of $0.49. The bank has paid out a cash dividend for 148 consecutive quarters and believes the current dividend is reasonable based on expected earnings going forward but the Board will act in the long-term interest of shareholders if earnings diminish substantially as a result of COVID-19 credit costs. 3) The Company's ongoing share repurchase program remains in place; however, management believes that it is prudent to pause repurchases for the time being as it continues to evaluate the extent of the COVID-19 related economic impact.

ALLOWANCE FOR LOAN LOSSES & CECL CECL Implementation Expectations 1) The Company is considering early election of CECL accounting standard. If an early election is made, a one-time entry to opening retained earnings (October 1, 2019) will be recorded to increase the allowance for credit losses and decrease retained earnings based on the CECL calculation as of that date. 2) Assuming a CECL adoption, the Bank's Allowance for Credit Losses as a % of gross loans would move from 1.10% as of March 31, 2020 to 1.31%.

ALLOWANCE FOR LOAN LOSSES & CECL Implementation Expectations Below is a chart of national and peer banks and their ALLL to loans ratios.

ALLOWANCE FOR LOAN LOSSES & CECL Implementation Expectations Below is a chart of some of our most comparable peer bank ALLL.